                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), and (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                        (Amendment No. __________)1 ___


                                NTL Incorporated
                     --------------------------------------
                                (Name Of Issuer)

                     Common Stock, par value $0.01 per share
                     --------------------------------------
                         (Title of Class of Securities)

                                    629407107
                     ---------------------------------------
                                 (Cusip Number)


                                  May 30, 2000
                  --------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]  Rule 13d-1(b)

         [X]  Rule 13d-1(c)

         [ ]  Rule 13d-1(d)


----------------------
1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("the Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------
CUSIP No. 629407107                   13G
------------------------


--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    SS. OR IRS IDENTIFICATION NO. OF ABOVE PERSON

               Verizon Communications Inc. #23-2259884
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
               (A) [_]
               (B) [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
                        5 SOLE VOTING POWER
    NUMBER OF
      SHARES                   0
                        --------------------------------------------------------
                        6 SHARED VOTING POWER
  BENEFICIALLY
     OWNED BY                  24,469,861 shares of Common Stock
                        --------------------------------------------------------
                        7 SOLE DISPOSITIVE POWER
       EACH
     REPORTING                 0
                        --------------------------------------------------------
                        8 SHARED DISPOSITIVE POWER
      PERSON
       WITH                    24,469,861 shares of Common Stock
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                               24,469,861 shares of Common Stock
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                               [_]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    8.9% of the aggregate of the Issuer's Common Stock, par value $0.01 per share.

--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

                               CO
--------------------------------------------------------------------------------

                               Page 2 of 13 pages

------------------------
CUSIP No. 629407107                   13G
------------------------


--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    SS. OR IRS IDENTIFICATION NO. OF ABOVE PERSON

         NYNEX Corporation #13-3180909
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (A) [_]
         (B) [X]

--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                        5 SOLE VOTING POWER
   NUMBER OF
     SHARES                    0
                        --------------------------------------------------------
                        6 SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                   21,849,424 shares of Common Stock
                        --------------------------------------------------------
                        7 SOLE DISPOSITIVE POWER
      EACH
    REPORTING                  0
                        --------------------------------------------------------
                        8 SHARED DISPOSITIVE POWER
     PERSON
      WITH                     21,849,424 shares of Common Stock
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         21,849,424 shares of Common Stock
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         [_]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    7.9% of the aggregate of the Issuer's Common Stock, par value $0.01 per share.

--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

         CO
--------------------------------------------------------------------------------

                               Page 3 of 13 pages

------------------------
CUSIP No. 629407107                   13G
------------------------


--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    SS. OR IRS IDENTIFICATION NO. OF ABOVE PERSON

         Bell Atlantic Worldwide Services Group, Inc. #13-3189540
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (A) [_]
         (B) [X]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

                             Delaware
--------------------------------------------------------------------------------
                        5 SOLE VOTING POWER
     NUMBER OF
      SHARES                   0
                        --------------------------------------------------------
                        6 SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                   21,849,424 shares of Common Stock
                        --------------------------------------------------------
                        7 SOLE DISPOSITIVE POWER
      EACH
    REPORTING                  0
                        --------------------------------------------------------
                        8 SHARED DISPOSITIVE POWER
     PERSON
      WITH                     21,849,424 shares of Common Stock
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                               21,849,424 shares of Common Stock
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                               [_]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    7.9% of the aggregate of the Issuer's Common Stock, par value $0.01 per share.

--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

                               CO
--------------------------------------------------------------------------------

                               Page 4 of 13 pages

------------------------
CUSIP No. 629407107                   13G
------------------------


--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    SS. OR IRS IDENTIFICATION NO. OF ABOVE PERSON

         Bell Atlantic Network Systems Company #13-3312590
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (A) [_]
         (B) [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                        5 SOLE VOTING POWER
   NUMBER OF
     SHARES                    0
                        --------------------------------------------------------
                        6 SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                   21,849,424 shares of Common Stock
                        --------------------------------------------------------
                        7 SOLE DISPOSITIVE POWER
     EACH
   REPORTING                   0
                        --------------------------------------------------------
                        8 SHARED DISPOSITIVE POWER
    PERSON
     WITH                      21,849,424 shares of Common Stock
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        21,849,424 shares of Common Stock
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [_]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    7.9% of the aggregate of the Issuer's Common Stock, par value $0.01 per share.

--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

         CO
--------------------------------------------------------------------------------

                               Page 5 of 13 pages

Item 1.

         (a)  Name of Issuer

                  NTL Incorporated ("NTLI")

         (b)  Address of Issuer's Principal Executive Offices

                  110 East 59th Street
                  New York, New York  10022

Item 2.

         (a)  Name of Persons Filing

                  Verizon Communications Inc. ("Verizon")
                  NYNEX Corporation ("NYNEX")
                  Bell Atlantic Worldwide Services Group, Inc. ("WSG") Bell Atlantic Network Systems Company ("NSC")

         (b)  Address of Principal Business Office or, if none, Residence

                  For each of Verizon, NYNEX, WSG and NSC:

                  1095 Avenue of the Americas
                  New York, New York 10036

         (c)  Citizenship

                  Each of Verizon, NYNEX, WSG and NSC is incorporated under the laws of the State of Delaware.

         (d)  Title of Class of Securities

                  Common Stock, par value $0.01 per share

         (e)  Cusip Number

                  629407107

                               Page 6 of 13 pages

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

(a)   [_]      Broker or Dealer registered under Section 15 of the Exchange Act

(b)   [_]      Bank as defined in Section 3(a)(6) of the Exchange Act

(c)   [_]      Insurance Company as defined in Section 3(a)(19) of the Exchange
               Act

(d)   [_]      Investment Company registered under Section 8 of the Investment
               Company Act

(e)   [_]      Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E)

(f)   [_]      Employee Benefit Plan or Endowment Fund in accordance with
               13d-1(b)(1)(ii)(F)

(g)   [_]      Parent Holding Company or Control Person in accordance with Rule
               13d-1(b)(1)(ii)(G)

(h)   [_]      Savings Association as defined in Section 3(b) of the Federal
               Deposit Insurance Act

(i)   [_]      Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act

(j)   [_]      Group, in accordance with Rule 13d-1(b)(1)(ii)(J)



Item 4.  Ownership

         (a)  Amount Beneficially Owned:

         24,469,861 shares of Common Stock

         (b)  Percent of Class:  8.9%

         (c)  Number of shares as to which such person has:

                 (i)  sole power to vote or to direct the vote:  0
                (ii)  shared power to vote or to direct the vote:  24,469,861
               (iii)  sole power to dispose or to direct the disposition of:  0
                (iv)  shared power to dispose or to direct the disposition of:
                      24,469,861

                               Page 7 of 13 pages

NSC owns of record and beneficially 21,625,408 shares of the Common Stock of NTLI. In addition, Bell Atlantic Network Systems (Bermuda) Limited ("NSBL"), a wholly owned subsidiary of NSC, owns of record and beneficially 224,016 shares of the Common Stock of NTLI. By virtue of the relationship of NSC and NSBL, NSC may be deemed to have shared power to vote and dispose of, or to direct the vote and disposition of, the 224,016 shares of NTLI common stock held of record by NSBL.

Verizon is the owner of 100% of the equity of NYNEX. NYNEX is the owner of 100% of the equity of WSG. WSG is the owner of 100% of the equity of NSC. By virtue of the relationships among such companies, each of Verizon, NYNEX, WSG and NSC may be deemed to have shared power to vote and dispose of, or to direct the vote and disposition of, the 21,625,408 shares of the Common Stock of NTLI held of record by NSC and the 224,016 shares of the Common Stock of NTLI held of record by NSBL.

In addition, two other indirect subsidiaries of Verizon, Bell Atlantic (Bermuda) Holdings Limited and Bell Atlantic Holdings Limited, respectively, are the holders of record of 1,254,019 and 1,366,418 shares of the Common Stock of NTLI. Because of its indirect ownership of Bell Atlantic (Bermuda) Holdings Limited and Bell Atlantic Holdings Limited, Verizon may be deemed to have shared power to vote and dispose of, or to direct the vote and disposition of, the 1,254,019 shares of the Common Stock of NTLI held of record by Bell Atlantic (Bermuda) Holdings Limited and the 1,366,418 shares of the Common Stock of NTLI held of record by Bell Atlantic Holdings Limited. Accordingly, by virtue of its indirect ownership of the four subsidiaries which are the record owners, in the aggregate, of 24, 849,424 shares of the Common Stock of NTLI, Verizon may be deemed to have shared power to vote and dispose of, or to direct the vote and disposition of, a total of 24,849,424 shares of the Common Stock of NTLI.

Neither Bell Atlantic (Bermuda) Holdings Limited nor Bell Atlantic Holdings Limited is the beneficial owner of more than 5% of the Common Stock of NTLI or has any relationship with any of the other Verizon subsidiaries named herein, other than their common ownership by Verizon, which could be deemed to give to Bell Atlantic (Bermuda) Holdings Limited or Bell Atlantic Holdings Limited any sole or shared rights to direct the vote or disposition of the shares of Common Stock of NTLI held of record by NSC or NSBL.

None of NYNEX, WSG, NSC or NSBL owns, directly or indirectly, any equity securities of Bell Atlantic (Bermuda) Holdings Limited or Bell Atlantic Holdings Limited which could be deemed to give to NYNEX, WSG, NSC or NSBL any sole or shared rights to direct the vote or disposition of the shares of Common Stock of NTLI held of record by Bell Atlantic (Bermuda) Holdings Limited or Bell Atlantic Holdings Limited.


Item 5.  Ownership of Five Percent or Less of a Class:

         Not Applicable.

                               Page 8 of 13 pages

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person:

         Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported On by the Parent Holding Company:

         See Item 4.

Item 8.  Identification and Classification of Members of the Group:

         Not Applicable.

Item 9.  Notice of Dissolution of Group:

         Not Applicable.

Item 10.  Certifications:

         By signing below each of the undersigned certifies that, to the best of his or her knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               Page 9 of 13 pages

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





                                                 April 6, 2001
                                        ---------------------------------------


                                        VERIZON COMMUNICATIONS INC.


                                        /s/ Marianne Drost
                                        ----------------------------------------
                                                        Signature


                                        Marianne Drost - Corporate Secretary
                                                       Name/Title



                                        NYNEX CORPORATION


                                        /s/ Robert Erb
                                        ----------------------------------------
                                                        Signature


                                        Robert Erb - Assistant Secretary
                                                       Name/Title


                                        BELL ATLANTIC WORLDWIDE SERVICES
                                           GROUP, INC.


                                        /s/ Richard Weiss
                                        ----------------------------------------
                                                        Signature


                                        Richard Weiss - Assistant Comptroller
                                                       Name/Title


                              Page 10 of 13 pages

                                        BELL ATLANTIC NETWORK SYSTEMS
                                          COMPANY


                                        /s/ Audrey Prashker
                                        ----------------------------------------
                                                        Signature


                                        Audrey Prashker - Assistant Secretary
                                                       Name/Title



                              Page 11 of 13 pages

                                                                       EXHIBIT A

                         AGREEMENT AS TO JOINT FILING OF
                                  SCHEDULE 13G


In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of NTL Incorporated and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned hereby execute this Agreement as of the 6th day of April, 2001.

                                        VERIZON COMMUNICATIONS INC.


                                        /s/ Marianne Drost
                                        ----------------------------------------
                                                        Signature


                                        Marianne Drost - Corporate Secretary
                                                       Name/Title



                                        NYNEX CORPORATION


                                        /s/ Robert Erb
                                        ----------------------------------------
                                                        Signature


                                        Robert Erb - Assistant Secretary
                                                       Name/Title


                                        BELL ATLANTIC WORLDWIDE SERVICES
                                           GROUP, INC.


                                        /s/ Richard Weiss
                                        ----------------------------------------
                                                        Signature


                                        Richard Weiss - Assistant Comptroller
                                                       Name/Title

                              Page 12 of 13 pages

                                        BELL ATLANTIC NETWORK SYSTEMS
                                          COMPANY


                                        /s/ Audrey Prashker
                                        ----------------------------------------
                                                        Signature


                                        Audrey Prashker - Assistant Secretary
                                                       Name/Title


                              Page 13 of 13 pages